Exhibit 3.1

NINTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VIRGIN AMERICA INC.

Virgin America Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Virgin America Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 26, 2004 under the original name of Best Air Holdings, Inc., was amended and restated on June 8, 2005, was amended and restated again on November 14, 2005, was amended and restated again on May 31, 2007, was amended and restated again on July 31, 2007, was amended and restated again on January 12, 2010, was amended and restated again on December 8, 2011, was amended and restated again on January 3, 2013, and was amended and restated again on May 10, 2013.

2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Ninth Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and recommended by the Board of Directors for approval by the Corporation’s stockholders. The Corporation’s stockholders have adopted this Ninth Amended and Restated Certificate of Incorporation in the manner and by the vote prescribed by Section 242 of the General Corporation Law of the State of Delaware.

a. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is Virgin America Inc.

SECOND: The registered office and registered agent of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation has authority to issue is 830,457,852 shares, consisting of two classes, common stock and preferred stock, as follows:

(A) 16,755,790 shares of preferred stock, consisting of the following:

(i) 8,377,895 shares of Convertible Preferred Stock, par value $.01 per share (the “Preferred Stock”);

(ii) 8,377,895 shares of undesignated Preferred Stock, par value $0.01 per share (the “Undesignated Preferred Stock”), the rights, privileges and preferences of which may be from time to time designated as provided in section II(h) of this Article FOURTH; and

(B) 813,702,062 shares of common stock, consisting of the following:

(i) 429,500,000 shares of Class A Common Stock, par value $.01 per share (the “Class A Common”), 16,755,790 shares of which shall be reserved for issuance upon any conversion of the Preferred Stock, 220,000 shares of which shall be reserved for issuance upon any conversion of the Class A-1 Common Stock, par value $.01 per share (the “Class A-1 Common”), 6,981,762 shares of which shall be reserved for issuance upon any conversion of the Class B Common Stock, par value $.01 per share (the “Class B Common”), 360,000,000 shares of which shall be reserved for issuance upon any conversion of the Class C Common Stock, par value $0.01 per share (the “Class C Common”), 1,484,030 shares of which shall be reserved for issuance upon any conversion of the Class D Common Stock, par value $0.01 per share (the “Class D Common”), 474,222 shares of which shall be reserved for issuance upon any conversion of the Class E Common Stock, par value $0.01 per share (the “Class E Common”), 185,504 shares of which shall be reserved for issuance upon any conversion of the Class F Common Stock, par value $0.01 per share (the “Class F Common”), and 17,000,000 shares of which shall be reserved for issuance upon any conversion of the Class G Common Stock, par value $0.01 per share (the “Class G Common”);

(ii) 220,000 shares of Class A-1 Common;

(iii) 6,981,762 shares of Class B Common (1,484,030 shares of which shall be reserved for issuance upon any conversion of the Class D Common and 185,504 shares of which shall be reserved for issuance upon any conversion of the Class F Common);

(iv) 360,000,000 shares of Class C Common;

(v) 100 shares of Class D Common;

(vi) 100 shares of Class E Common;

(vii) 100 shares of Class F Common; and

(viii) 17,000,000 shares of Class G Common (474,222 shares of which shall be reserved for issuance upon any conversion of the Class E Common).

The Class A Common, the Class A-1 Common, Class B Common, Class C Common, Class D Common, Class E Common, Class F Common, and Class G Common are collectively referred to herein as the “Common Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

I. Common Stock

Except as otherwise expressly provided herein, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

(a) Voting Rights.

(i) Class A Common, Class A-1 Common, and Class B Common. The holders of Class A Common shall be entitled to one vote per share in respect of each share of Class A Common held by such holders on all matters to be voted on by the Corporation’s stockholders. The holders of Class A-1 Common shall be entitled to twenty votes per share in respect of each share of Class A-1 Common held by such holders on all matters to be voted on by the Corporation’s stockholders. The holders of the Class B Common shall be entitled to the number of votes that they would be entitled to had they converted their shares of Class B Common into shares of Class A Common pursuant to paragraph (c) below immediately prior to the record date for such vote on all matters to be voted on by the Corporation’s stockholders. Except as provided in this Certificate of Incorporation or the Bylaws, the holders of the Class A Common, Class A-1 Common, Class B Common, Class D Common and Class F Common shall vote together as a single class on all matters brought before the stockholders of the Corporation.

(ii) Class C Common, Class E Common and Class G Common. Except as otherwise required by law or prescribed by this Ninth Amended and Restated Certificate of Incorporation, the holders of Class C Common, Class E Common and Class G Common shall have no right to vote on any matters to be voted on by the Corporation’s stockholders.

(iii) Class D Common. The holder of the Class D Common shall be entitled to vote on all matters to be voted on by the Corporation’s stockholders in accordance with the provisions below.

(1) Prior to the conversion of any shares of Class D Common, the holder of the Class D Common shall be entitled to 2,564.09 votes per share. To the extent the Class B Common is adjusted for any stock split, dividend or combination, or any reclassification, recapitalization, consolidation, exchange or other reorganization, or the Class D Conversion Limit is otherwise adjusted after the Third Closing Date pursuant to the third proviso in paragraph I(e)(i) (any such adjustment to the Class D Conversion Limit, a “Class D Conversion Limit Adjustment”), the number of votes referred to in the foregoing sentence shall be adjusted accordingly (as if, in the case of a stock split, dividend or combination or any reclassification, consolidation or like event, there were one share of Class A Common or Class B Common, as applicable, underlying each vote, and in the case of an increase to the Class D Conversion Limit, such that the number of votes per share shall be equal to the new Class D Conversion Limit after such increase divided by 100).

(2) Upon the conversion of a portion but not all of the shares of Class D Common held by the holder of the Class D Common, such holder of the Class D Common shall be entitled to that number of votes per share in respect of the shares of Class D Common then held by such holder equal to the quotient obtained by dividing (x) 256,409 (subject to adjustment upon stock split, combination or like event or any Class D Conversion Limit Adjustment) less the number of votes held in respect of Class A Common (or Class B Common, if applicable) received by the holder of the Class D Common upon the conversion of any shares (or fraction thereof) of Class D Common pursuant to paragraph (e) below by (y) the aggregate number of shares of Class D Common then outstanding.

(iv) Class F Common. The holder of the Class F Common shall be entitled to vote on all matters to be voted on by the Corporation’s stockholders in accordance with the provisions below.

(1) Prior to the conversion of any shares of Class F Common, the holder of the Class F Common shall be entitled to 320.51 votes per share. To the extent the Class B Common is adjusted for any stock split, dividend or combination, or any reclassification, recapitalization, consolidation, exchange or other reorganization, or the Class F Conversion Limit is otherwise adjusted after the Third Closing Date pursuant to the third proviso in paragraph I(g)(i) (any such adjustment to the Class F Conversion Limit, a “Class F Conversion Limit Adjustment”), the number of votes referred to in the foregoing sentence shall be adjusted accordingly (as if, in the case of a stock split, dividend or combination or any reclassification, consolidation or like event, there were one share of Class A Common or Class B Common, as applicable, underlying each vote, and in the case of an increase to the Class F Conversion Limit, such that the number of votes per share shall be equal to the new Class F Conversion Limit after such increase divided by 100).

(2) Upon the conversion of a portion but not all of the shares of Class F Common held by the holder of the Class F Common, such holder of the Class F Common shall be entitled to that number of votes per share in respect of the shares of Class F Common then held by such holder equal to the quotient obtained by dividing (x) 32,051 (subject to adjustment upon stock split, combination or like event or any Class F Conversion Limit Adjustment) less the number of votes held in respect of Class A Common (or Class B Common, if applicable) received by the holder of the Class F Common upon the conversion of any shares (or fraction thereof) of Class F Common pursuant to paragraph (g) below by (y) the aggregate number of shares of Class F Common then outstanding.

(b) Dividends and Distributions.

(i) Subject to the rights of the holders of any outstanding Preferred Stock, with respect to dividends paid in cash or property as permitted by applicable law, when, as and if dividends or distributions are declared on the Common Stock, whether payable in cash, property or shares of capital stock of the Corporation, the holders of the Common Stock other than the Class G Common shall be entitled to share equally in such dividends or distributions on as-converted basis as if all shares of Common Stock were converted into shares of Class A Common pursuant to subsections (c), (e), (f) and (g) below, as applicable; provided, however, that notwithstanding anything to the contrary, (x) the holders of Class E Common shall not be entitled to share in any dividends or distributions declared on Common Stock prior to the repayment in full to the Initial Stockholders of the Class E Return Amounts (as defined below) equal to or exceeding their respective Initial Investment (as defined below), and (y) the holders of the Class D Common and Class F Common shall not be entitled to share in any dividends or distributions declared on Common Stock prior to the repayment in full to the Initial Class B Holder (and/or its Affiliates) of Return Amounts equal to or exceeding the Initial Class B Holder Investment (as defined below).

(ii) For purposes of this Ninth Amended and Restated Certificate of Incorporation, (a) the “Initial Investment” shall mean $177.3 million; and (b) the “Initial Class B Holder Investment” shall mean $115 million.

(iii) Any cash dividends or distributions (other than in the form of capital stock of the Corporation) declared and/or paid on shares of Common Stock held by the Initial Stockholders shall be deemed a repayment to the Initial Stockholders of the Initial Investment (and, to the

extent attributable to shares of Common Stock held by the Initial Class B Holder and its Permitted Transferees, shall be deemed a repayment to the Initial Class B Holder of the Initial Class B Holder Investment) in the amount of such dividends or distributions to the extent the Initial Investment (or Initial Class B Holder Investment, if applicable) has not already been repaid in full (any such amount deemed as repayment to an Initial Stockholder, collectively with any proceeds received by the Initial Stockholders in respect of the Initial Shares (or to the Initial Class B Holder and its Affiliates in respect of its debt and equity investments in the Corporation) upon a Public Offering, Sale or Additional Conversion Event, any amounts received on redemption of Preferred Stock held by the Initial Class A Holder, any dividends paid out in cash on the Preferred Stock and any interest paid out in cash on any debt securities held by the Initial Stockholders and Affiliates of the Initial Class B Holder pursuant to their terms, a “Return Amount”).

(iv) Subject to the foregoing, if dividends are declared which are payable in shares of a particular class of Common Stock, dividends shall be declared which are payable in shares at the same rate on all classes of Common Stock (and with respect to the Class D Common, Class E Common and Class F Common, on an as-converted basis in accordance with clause (i) above). Such dividends payable in shares of a particular class shall be payable only to the holders of shares of such class, and such dividends payable in shares of such other classes shall be payable only to the holders of shares of such other classes; provided, however, that notwithstanding the foregoing, (x) any dividend shares payable on the Class D Common and Class F Common shall be payable in shares of Class B Common and (y) any dividend shares payable on the Class E Common shall be payable in shares of Class C Common.

(c) Conversion of Class A-1 Common, Class B Common, Class C Common and Class G Common.

(i) Each share of Class A-1 Common shall be convertible into one share of Class A Common (x) at any time at the option of the holder and (y) automatically and immediately prior to the earliest to occur of a Public Offering, A-1 Transfer or Additional Conversion Event; provided, however, that no shares of Class A-1 Common shall be converted to the extent that, immediately after such conversion, the Corporation would be deemed not to be a United States Citizen under the Federal Aviation Laws. Notwithstanding the foregoing proviso, in the event that a portion but not all of the Class A-1 Common may be converted to Class A Common without the Corporation being deemed to not be a United States Citizen under the Federal aviation laws codified in title 49 of the United States Code (the “Federal Aviation Laws”), the Class A-1 Common shall have a priority in right of conversion over the Class C Common and the Class G Common.

(ii) Each share of Class B Common shall be convertible into one share of Class A Common at any time at the option of the holder; provided that, notwithstanding the foregoing, each share of Class B Common shall automatically convert into one share of Class A Common upon the closing of a Qualified Public Offering; and provided, further, that if after the Third Closing Date there has been an adjustment to the Class D Conversion Limit pursuant to clause (2) of paragraph I(e)(i) below and/or of the Class F Conversion Limit pursuant to clause (2) of paragraph I(g)(i) below then, notwithstanding the foregoing, upon any conversion of the Class B Common held by the Initial Class B Holder pursuant to the foregoing provisions of this paragraph I(c)(ii), each share of Class B Common held by the Initial Class B Holder shall be convertible into a fractional number of shares of Class A Common (with any fractional share remaining after conversion of all shares of Class B Common held by the Initial Class B Holder cancelled by the Corporation in exchange for a cash amount equal to the fair market value of such fractional share as determined in good faith by the Board of Directors of the Corporation) calculated as follows:

                                         R =             B – D – F + L

                                                                      B

where

R	=	the fractional number of shares of Class A Common issuable upon conversion of one share of Class B Common

B	=	the number of shares of Class B Common held by the Initial Class B Holder at the time of conversion

D	=	the excess of (i) the Class D Conversion Limit as so adjusted pursuant to paragraph I(e)(i) below over (ii) 256,409 as adjusted for any adjustments to the Class D Conversion Limit pursuant to clause (1) of paragraph I(e)(i) below

F	=	the excess of (i) the Class F Conversion Limit as so adjusted pursuant to paragraph I(g)(i) below over (ii) 32,051 as adjusted for any adjustments to the Class F Conversion Limit pursuant to clause (1) of paragraph I(g)(i) below

L	=	the difference between (x) the aggregate number of shares of Class B Common that have previously been converted by the Initial Class B Holder into shares of Class A Common subsequent to the Third Closing Date, if any, minus (y) the aggregate number of shares of Class A Common received by the Initial Class B Holder upon the conversion of such shares of Class B Common (as adjusted for any stock split, dividend or combination, or any reclassification, recapitalization, consolidation, exchange or other reorganization that has occurred subsequent to such conversions as if such conversion of Class B Common into Class A Common had been converted immediately after such stock split, dividend or combination, or any reclassification, recapitalization, consolidation, exchange or other reorganization)

(iii) At any time and from time to time, except as set forth in paragraph I(c)(vii) of this Article FOURTH, (A) upon any Transfer of shares of Class C Common to a United States Citizen under the Federal Aviation Laws, (B) upon and to the extent permitted by any change in United States federal regulatory restrictions with respect to the record or beneficial ownership of, or control by, any Person or Persons who are not United States Citizens in the airline industry, or (C) concurrently with an issuance of common stock by the Corporation to United States Citizens, each record holder of Class C Common shall be entitled to convert any or all of such holder’s shares into the same number of shares of Class A Common; provided, however, that the aggregate number of shares of Class C Common converted into Class A Common pursuant to clause (C) shall not exceed 33% of the aggregate number of shares of common stock issued to United States Citizens; and provided further that no holder of Class C Common shall be entitled to convert any share or shares of such class to the extent that, immediately after such conversion, the Corporation would be deemed not to be a United States Citizen under the Federal Aviation Laws.

(iv) Each share of Class C Common and Class G Common shall automatically convert into one share of Class A Common upon the closing of a Qualified Public Offering; provided, however, that no shares of Class C Common or Class G Common shall be converted to the extent that, immediately after such conversion, the Corporation would be deemed not to be a United States Citizen under the Federal Aviation Laws. Notwithstanding the foregoing proviso, in the event that a portion but not all of the Class C Common and Class G Common may be converted to Class A Common without the Corporation being deemed to not be a United States Citizen under the Federal Aviation Laws, the Class C Common shall have a priority in right of conversion over the Class G Common. Notwithstanding anything herein to the contrary, no conversion of the shares of Class G Common shall take place unless all outstanding shares of such class may be converted without the Corporation being deemed to not be a United States Citizen under the Federal Aviation Laws.

(v) Each conversion of shares of Class A-1 Common, Class C Common or Class G Common, as the case may be, into the same number of shares of Class A Common, and each conversion of shares of Class B Common into the number of shares of Class A Common into which such shares of Class B Common are convertible, shall in each such case be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares of Class A-1 Common, Class B Common, Class C Common or Class G Common, as the case may be, stating that such holder desires to convert the shares, or a stated number of the shares, of Class A-1 Common, Class B Common, Class C Common or Class G Common, as the case may be, represented by such certificate or certificates into Class A Common and that, to the best knowledge of such holder, immediately after such conversion the Corporation would not be deemed not to be a United States Citizen under the Federal Aviation Laws (and such written notice, subject to clause (vii) of this paragraph (c), shall obligate the Corporation to issue such Class A Common and to enter the holder’s name in the appropriate register of stockholders unless the Corporation has actual knowledge that, immediately after such conversion the Corporation would be deemed not to be a United States Citizen under the Federal Aviation Laws). Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Class A-1 Common, Class B Common, Class C Common, or Class G Common, as the case may be, as such holder shall cease (other than the right to receive any dividend or other distribution that has been declared by the Board of Directors of the Corporation to be payable on or following the date of conversion to holders of record of the converted Class A-1 Common, Class B Common, Class C Common or Class G Common, as the case may be, on a date prior to the date of conversion) and the Person or Persons in whose name or names the certificate or certificates representing shares of Class A Common are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common represented thereby.

(vi) Promptly after such surrender and the receipt of such written notice, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions (A) the certificate or certificates representing shares of the Class A Common issuable upon such conversion and (B) a certificate representing any shares of the Class A-1 Common, Class B Common, Class C Common or Class G Common, as the case may be, which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(vii) Notwithstanding anything to the contrary contained in this paragraph (c), if immediately after any conversion or Transfer of or any other transaction in shares of Class A Common, Class A-1 Common, Class B Common, Class D Common or Class F Common or any other class of voting securities, the Corporation is advised by the DOT that the DOT is of the opinion that the Corporation is not a United States Citizen under the Federal Aviation Laws, then the Corporation, without having to obtain the consent of the holder of such converted or transferred shares, shall have the power to, and shall, convert such converted or transferred shares of Class A Common, Class A-1 Common, Class B Common, Class D Common or Class F Common or other voting securities into non-voting shares of Common Stock or other securities, respectively (but otherwise having the same rights, preferences, etc.), to the extent necessary to reduce the voting interest in the Corporation represented by Alien Owned Shares to the highest amount that would reinstate the Corporation as a United States Citizen under the Federal Aviation Laws.

(viii) If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of each of the other classes of Common Stock other than the Class D Common, Class E Common and the Class F Common simultaneously shall be proportionately subdivided or combined.

(ix) The issuance of certificates representing shares of Class A Common upon conversion of Class A-1 Common, Class B Common, Class C Common or Class G Common, as the case may be, shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost (including without limitation transfer taxes) incurred by the Corporation in connection with such conversion and the related issuance of Class A Common. The Corporation shall not close its books against the transfer of Class A Common issued or issuable upon conversion of Class A-1 Common, Class B Common, Class C Common or Class G Common, as the case may be, in any manner which would interfere with the timely conversion of such Class A-1 Common, Class B Common, Class C Common or Class G Common, as the case may be.

(d) Preferences. In the event of any voluntary or involuntary liquidation, reorganization in bankruptcy, insolvency, receivership, dissolution or winding up of the affairs of the Corporation (a “Liquidation”), the holders of the outstanding shares of the Corporation’s Common Stock shall receive, pro rata on an as-converted basis (pursuant to paragraph (c) above or subparagraphs (e)(i)(B)1.c.(y), (f)(i)(A) or (g)(i)(B)1.c.(y) below, if applicable (in each case substituting the number 1 for “T”)), any distributions or proceeds in respect of assets or other remaining property of the Corporation, subject to (i) the prior payment to the Initial Stockholders and their Affiliates (and giving effect to any Return Amounts already distributed to or received by the Initial Stockholders, treating as part of the Return Amounts, for this purpose, any amounts received by a Permitted Transferee that were not treated as a Return Amount but would have been had such amounts been received by one of the Initial Stockholders) of an aggregate amount equal to all amounts paid by the Initial Stockholders and their Affiliates to purchase debt and equity securities of the Corporation (it being agreed that as of the Fifth Closing Date, the amount paid by the Initial Class A Holder for its equity securities of the Corporation will be $18 million); and (ii) any preferential and participating rights of any then outstanding shares of Preferred Stock.

(e) Conversion of Class D Common.

(i) Immediately prior to the earliest to occur of a Public Offering, Sale or Additional Conversion Event, the holder of the Class D Common shall be entitled to convert the shares of Class D Common held by such holder as set forth in subclause (A) or (B) below (unless conversion of such shares is automatic pursuant to subclause (C) below), provided that no conversion of the Class D Common shall occur prior to or upon a Public Offering, Sale or Additional Conversion Event pursuant to subclause (A) or subclauses (B)1.a. or (B)1.b. (other than pursuant to the proviso set forth therein) below unless the Initial Class B Holder shall have received, prior to or upon consummation of such Public Offering, Sale or Additional Conversion Event, as applicable, and giving effect to any gross proceeds received in the Public Offering, Sale or Additional Conversion Event, as applicable, Return Amounts equal to or exceeding the Initial Class B Holder Investment, and provided further that in no event shall the aggregate number of shares issued upon conversion of the Class D Common exceed 256,409 shares (whether in the form of Class A Common, Class B Common or otherwise) (such number of shares, the “Class D Conversion Limit”); provided, however, that the Class D Conversion Limit shall be adjusted (1) accordingly for any stock split, dividend, combination or other reorganization (as if it represented a number of shares of Class A Common Stock all of which were subject to such stock split, dividend, combination or other reorganization, as applicable); and (2) as set forth in the immediately following sentence, if the Initial Class B Holder and/or its Permitted Transferees, at any time after the Third Closing Date, acquire Common Stock or any other securities of the Corporation convertible into or exercisable or exchangeable for shares of Common Stock (either directly from the Corporation (including through an underwriter or person acting in a similar capacity) or in the secondary market, in each case as reflected on the books and records of the Corporation). In the case of an adjustment to the Class D Conversion Limit pursuant to the foregoing clause (2), the Class D Conversion Limit existing immediately prior to any such acquisition shall be increased by a number of shares equal to 2.046036% (i.e., 2/97.75) of the total number of shares of Common Stock or other securities of the Corporation acquired by the Initial Class B Holder and/or its Permitted Transferees in such acquisition, calculated on a fully-diluted and converted to Class A Common basis). Any amounts or percentages expressed as decimals in this paragraph (e) shall be to eight decimal places.

(A) Public Offering, Sale or Additional Conversion Event. Subject to the foregoing and to clauses (B) and (C) below, in the event of a Public Offering, Sale or Additional Conversion Event, the holder of shares of Class D Common shall be entitled, at such holder’s option, to convert all (but not less than all) of the shares of Class D Common into a number of shares of Class A Common based on the formula below (unless any prior conversion of Class D Common has occurred, in which case clause (B) or (C) below, as applicable, shall apply), it being understood that in the event of any stock split, dividend or combination, or any reclassification, recapitalization, consolidation, exchange or other reorganization, the variable “N” referred to in the equation below shall be adjusted proportionally (as if it represented a number of shares of Class A Common Stock all of which were subject to such stock split, dividend, combination or other reorganization):

A = 0.02 * ((N * P) – (I –D))

P

where

A =	the number of shares of Class A Common into which all of the outstanding shares of the Class D Common in the aggregate are convertible pursuant to this subclause (A)

N =	the sum of 7,726,455 (which includes, among others, the number of shares of Common Stock underlying the Class C-1 Warrants and Class C-2 Warrants) plus the aggregate number of shares of Common Stock (including without limitation shares underlying warrants and other securities of the Corporation (including shares underlying Class A Warrants, Class C-3 Warrants, Class C-4 Warrants and Class C-5 Warrants) but excluding shares that are acquired by the Initial Class B Holder and/or its Permitted Transferees pursuant to paragraphs I(e)(i)(E) and I(g)(i)(E) below or pursuant to the exercise of Class C-1 Warrants or Class C-2 Warrants) acquired by the Initial Class B Holder and its Permitted Transferees subsequent to the Second Closing (such shares, the “Additional Class B Stockholder Shares”)

P =	the price of one share of Class A Common in the Public Offering, Sale or Additional Conversion Event, as applicable

I =	the Initial Class B Holder Investment

D =	the aggregate amount of (i) cash dividends or distributions (other than in the form of capital stock of the Corporation) declared and/or paid on shares of Common Stock held by the Initial Class B Holder and its Permitted Transferees in respect of the Initial Shares and Additional Class B Stockholder Shares and (ii) interest paid in cash on any debt securities held by the Initial Class B Holder and its Permitted Transferees.

(B) Partial Conversion Upon a Tag-Along Sale.

1.	Notwithstanding the foregoing, in the event that the holder of the Class D Common exercises any tag-along rights under Section 3.5 of the Class D Stockholders Agreement with respect to shares of Class D Common:

a.	if in connection with a Transfer (whether direct or indirect) of all (but not less than all) of the shares of Common Stock held by the Initial Class B Holder and/or its Permitted Transferees (whether pursuant to a Sale or Additional Conversion Event), then immediately prior to the consummation of such Transfer, all (but not less than all) of the outstanding shares of Class D Common shall automatically convert into shares of Class A Common pursuant to the formula set forth in (x) clause (A) above, to the extent no prior partial conversions of Class D Common have occurred, or (y) clause (B)1.c.(y) below (substituting the number 1 for “T” in the formula set forth therein), to the extent any prior partial conversions of Class D Common have occurred;

b.	if in connection with a Transfer (whether direct or indirect) of 25% or more, but less than 100% (such percentage of all of the outstanding shares of Common Stock Beneficially Owned by the Initial Class B Holder and/or its Permitted Transferees (calculated immediately prior to such Transfer on a fully-diluted basis) transferred in the Sale for purposes of this subclause b. or c., the “Tag-Along Percentage”), of the shares of Common Stock (including shares underlying warrants and other securities of the Corporation) held by the Initial Class B Holder and/or its Permitted Transferees (calculated immediately prior to such Transfer on a fully-diluted basis) pursuant to a Sale in which the Initial Class B Holder and/or its Permitted Transferees shall, as a result of such Sale, receive, or complete the receipt of, Return Amounts equal to the Initial Class B Holder Investment in full, then immediately prior to the consummation of such Transfer, the holder of the Class D Common, at such holder’s option, shall be entitled to either convert (x) all (but not less than all) of the outstanding shares of Class D Common into shares of Class A Common pursuant to the formula set forth in clause (A) above; or (y) that percentage of outstanding shares of Class D Common equal to the Tag-Along Percentage applicable to such Sale (such shares in any such sale, the “Class D Tag-Along Shares”), in accordance with the formula below:

A = 0.02 * T * ((E * P) + R – I)

P

where

A =	the number of shares of Class A Common into which the Class D Tag-Along Shares are convertible pursuant to this subclause (B)1.b

T =	the Tag-Along Percentage in respect of the current Sale (expressed as a decimal between 0 and 1)

E =	the number of shares of Common Stock (including shares of Common Stock underlying warrants and other securities of the Corporation) sold by the Initial Class B Holder and/or its Permitted Transferees in such Sale

P =	the per share price of one share of Class A Common in the Sale

R =	the sum of all Return Amounts previously received by the Initial Class B Holder and its Permitted Transferees prior to the Sale

I =	the Initial Class B Holder Investment

c.	if in connection with a Transfer (whether direct or indirect) of 25% or more, but less than 100%, of the shares of Common Stock held by the Initial Class B Holder and/or its Permitted Transferees (calculated immediately prior to such Transfer on a fully-diluted basis) pursuant to a Sale prior to which the Initial Class B Holder and/or its Permitted Transferees shall have already received Return Amounts equal to or exceeding the Initial Class B Holder Investment, then immediately prior to the consummation of such Transfer, the holder of the Class D Common, at such holder’s option, shall be entitled to either convert (x) all (but not less than all) of the outstanding shares of Class D Common into shares of Class A Common pursuant to the formula set forth in (1) clause (A) above, to the extent no prior conversions of Class D Common have occurred, or (2) clause (y) of this clause (B)1.c below (substituting the number 1 for “T” in the formula set forth below), to the extent any prior conversions of Class D Common have occurred; or (y) the Class D Tag-Along Shares applicable to such Sale, in accordance with the formula below:

A = 0.02 * T * F * ((N * P) – I + C + D)

P

A =	the number of shares of Class A Common into which the Class D Tag-Along Shares applicable to the current Sale are convertible pursuant to this subclause (B)1.c.

T =	the Tag-Along Percentage in respect of the current Sale (expressed as a decimal between 0 and 1)

F =	the number of unconverted shares of Class D Common outstanding immediately prior to the conversion, divided by 100

N =	the sum of 7,726,455 plus the number of Additional Class B Stockholder Shares, it being understood that in the event of any stock split, dividend or combination, or any reclassification, recapitalization, consolidation, exchange or other reorganization, the sum of 7,726,455 and the number of Additional Class B Stockholder Shares shall be adjusted accordingly (as if it represented a number of shares of Class A Common Stock)

P =	the per share price of one share of Class A Common in the current Sale

I =	the Initial Class B Holder Investment

C =	to the extent that a Sale in which conversion of shares of Class D Common pursuant to clause (B)1.b has occurred, the product of “E * P” under the formula set forth therein; otherwise, 0

D =	the aggregate amount of (i) cash dividends or distributions (other than in the form of capital stock of the Corporation) declared and/or paid on shares of Common Stock held by the Initial Class B Holder and its Permitted Transferees in respect of the Initial Shares and Additional Class B Stockholder Shares and (ii) interest paid in cash on any debt securities held by the Initial Class B Holder and its Permitted Transferees

2.	In the event that the holder of the Class D Common elects to convert a portion, but not all of the outstanding Class D Common pursuant to subclauses (B)1.b. or (B)1.c. above, at the time of a subsequent Public Offering, Sale or Additional Conversion Event, the holder of shares of Class D Common shall be entitled to convert all (but not less than all) of the remaining shares of Class D Common into a number of shares of Class A Common based on the formula in subclause (B)1.c.(y) above, substituting the number 1 for “T”; provided, however, that in the event of a subsequent Sale in connection with which the holder of the Class D Common exercises its tag-along rights pursuant to the Class D Stockholders Agreement, and the holder of Class D Common elects to convert only a portion (in lieu of all) of the remaining outstanding shares of Class D Common into shares of Class A Common, the formula in subclause (B)1.c.(y) shall apply with “T” equaling the Tag-Along Percentage applicable to such Sale.

(C) Conversion Upon a Qualified Public Offering, Drag Along Sale or Death or Disability of the Holder of Class D Common. Notwithstanding anything in this Ninth Amended and Restated Certificate of Incorporation to the contrary,

1.	in the event of a Qualified Public Offering,

2.	in the event that the Initial Class B Holder exercises any drag-along rights under Section 3.6 of the Class D Stockholders Agreement with respect to shares of Class D Common in connection with a Transfer of all (but not less than all) of the shares of Common Stock held by the Initial Class B Holder (whether pursuant to a Sale or Additional Conversion Event), immediately prior to the consummation of such Transfer, or

3.

immediately upon the death or Disability of the holder of the Class D Common, all (but not less than all) of the outstanding shares of Class D Common shall automatically convert into shares of Class A Common in accordance with the provisions in clause (B)1.a. above; provided that, solely with respect to a conversion due to the death or Disability of the holder of the Class D Common, in calculating the number of shares into which the shares of Class D Common are convertible, notwithstanding anything herein to the contrary, “P” shall be equal to the greater of (x) the Fair Market Value of one share of Class A Common at the time of such conversion or (y) the per share price of one share of Class A Common in the immediately preceding Public Offering, Sale or Additional Conversion, as the case may be, if any.

(D) Valuation Price Upon Subsequent Public Offering, Sale or Additional Conversion Event. In the event that upon the occurrence of a Public Offering, Sale or Additional Conversion Event, the holder of the Class D Common does not elect (or is not permitted pursuant to the first proviso in the first sentence of clause (i) above) to convert the Class D Common pursuant to subclause (A) or (B) above, the holder of the Class D Common shall be entitled to convert such holder’s shares of Class D Common, subject to the restrictions set forth in this clause (i), immediately prior to any subsequent Public Offering, Sale or Additional Conversion Event pursuant to the formula set forth in subclause (A) or in accordance with subclause (B)2., as applicable, it being understood that for purposes of the formula in subclause (A) or subclause (B)2., as applicable, the per share price of one share of Class A Common shall be as determined in respect of such subsequent Public Offering, Sale or Additional Conversion Event, as the case may be.

(E) Initial Class B Holder. (i) Upon conversion of all of the outstanding Class D Common (whether pursuant to this clause (i) or clause (ii) below), the Initial Class B Holder shall receive the number of shares of Class A Common based on the formula below:

B = M – A

where

B =	the number of shares of Class A Common that the Initial Class B Holder shall receive pursuant to this subclause (E)

M =	the then-current Class D Conversion Limit

A =	the aggregate number of shares of Class A Common (or Class B Common, if applicable) received by the holder of Class D Common as a result of conversion of all shares of the Class D Common

(ii) In the event that, on the seventh anniversary of the date on which the Second Closing occurs, the shares of Class D Common have not previously been converted pursuant to clause (i) above and notwithstanding the first proviso in the first sentence of clause (i) above or any other language herein to the contrary, the then outstanding shares of Class D Common shall automatically be converted into the number of shares of Class B Common that would have been issuable as Class A Common pursuant to subclause (B)2. of clause (i) above, assuming the offering price referred to therein to be the Fair Market Value of one share of Class A Common.

(iii) Notwithstanding anything herein to the contrary, no fractional shares shall be issued upon any conversion of shares of Class D Common pursuant to this paragraph (e). If any fractional shares of Class D Common would, except for the provisions of the foregoing sentence, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder of the Class D Common an amount in cash equal to the price per share of such fractional share of Class A Common.

(iv) Each conversion of shares of Class D Common into shares of Class A Common or Class B Common, as applicable, shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares of Class D Common stating that such holder desires to convert the shares, or a stated number of the shares, of Class D Common represented by such certificate or certificates into Class A Common or Class B Common, as applicable, and that, to the best knowledge of such holder, immediately after such conversion the Corporation would not be deemed not to be a United States Citizen under the Federal Aviation Laws (and such written notice, subject to clause (vii) of paragraph (c), shall obligate the Corporation to issue such Class A Common and to enter the holder’s name in the appropriate register of stockholders unless the Corporation has actual knowledge that, immediately after such conversion the Corporation would be deemed not to be a United States Citizen under the Federal Aviation Laws). Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Class D Common as such holder shall cease (other than the right to receive any dividend or other distribution that has been declared by the Board of Directors of the Corporation to be payable on or following the date of conversion to holders of record of the converted Class D Common on a date prior to the date of conversion) and the Person or Persons in whose name or names the certificate or certificates representing shares of Class A Common or Class B Common, as applicable, are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common or Class B Common, as applicable, represented thereby.

(v) Promptly after such surrender and the receipt of such written notice, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions (A) the certificate or certificates representing shares of the Class A Common or Class B Common, as applicable, issuable upon such conversion and (B) a certificate representing any shares (or fractions thereof) of the Class D Common, which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(vi) The issuance of certificates representing shares of Class A Common or Class B Common, as applicable, upon conversion of Class D Common shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost (including without limitation transfer taxes) incurred by the Corporation in connection with such conversion and the related issuance of Class A Common or Class B Common, as applicable. The Corporation shall not close its books against the transfer of Class A Common or Class B Common, as applicable, issued or issuable upon conversion of Class D Common in any manner which would interfere with the timely conversion of such Class D Common.

(vii)Restrictions on Conversion. Any conversion permitted pursuant to this paragraph (e) shall be subject to the restrictions set forth in paragraph I(c)(vii) of this Article FOURTH.

(f) Conversion of Class E Common.

(i) Immediately prior to the earliest to occur of a Public Offering, Sale or Additional Conversion Event, all (but not less than all) of the shares of the Class E Common shall be entitled to be converted as set forth in subclause (A) below (unless conversion of such shares is automatic pursuant to subclause (B) below) upon the affirmative vote (or written consent in lieu of such a vote) of the holders of a majority of the Class E Common, voting separately as a class, provided that no conversion of the Class E Common shall occur prior to or upon a Public Offering, Sale or Additional Conversion Event pursuant to subclause (A) below unless the Initial Stockholders shall have received, prior to or upon consummation of such Public Offering, Sale or Additional Conversion Event, as

applicable, and giving effect to any gross proceeds received in the Public Offering, Sale or Additional Conversion Event, as applicable, Class E Return Amounts (as defined below) equal to or exceeding the Initial Investment, and provided further that in no event shall the aggregate number of shares issued upon conversion of the Class E Common exceed 474,222 shares (whether in the form of Class A Common, Class G Common or otherwise) (such number of shares, the “Class E Conversion Limit”); provided, however, that the Class E Conversion Limit shall be adjusted accordingly for any stock split, dividend, combination or other reorganization (as if it represented a number of shares of Class A Common Stock all of which were subject to such stock split, dividend, combination or other reorganization, as applicable). Any amounts or percentages expressed as decimals in this paragraph (f) shall be to eight decimal places.

(A) Public Offering, Sale or Additional Conversion Event. Subject to the foregoing and to clause (B) below, in the event of a Public Offering, Sale or Additional Conversion Event, all (but not less than all) of the shares of Class E Common shall be entitled to be converted upon the affirmative vote (or written consent in lieu of such a vote) of the holders of a majority of the Class E Common, voting separately as a class, into a number of shares of Class A Common based on the formula below, it being understood that in the event of any stock split, dividend or combination, or any reclassification, recapitalization, consolidation, exchange or other reorganization, the variable “N” referred to in the equation below shall be adjusted proportionally (as if it represented a number of shares of Class A Common Stock all of which were subject to such stock split, dividend, combination or other reorganization):

A = 0.03 * ((N * P) – (I – D))

P

where

A =	the number of shares of Class A Common into which all of the Class E Common in the aggregate are convertible pursuant to this subclause (A)

N =	15,806,719

P =	the price of one share of Class A Common in the Public Offering, Sale or Additional Conversion Event, as applicable

I =	the Initial Investment

D =	the aggregate amount of (i) cash dividends or distributions (other than in the form of capital stock of the Corporation) declared and/or paid on shares of Common Stock held by the Initial Stockholders and their Permitted Transferees in respect of the Initial Shares, (ii) any dividends paid out in cash on Preferred Stock held by the Initial Class A Holder and its Permitted Transferees and any amounts paid out by the Corporation on redemption of Preferred Stock held by the Initial Class A Holder and its Permitted Transferees, in each case, with respect to the Initial Shares and (iii) interest paid in cash on any Subordinated Notes held by the Initial Class B Holder and its Permitted Transferees;

provided, however, that in the event that the holder of the Class C Common exercises its tag along rights under Section 2.5 of the Class E Stockholders Agreement with respect to shares of Class E Common in connection with a Transfer of shares of Common Stock held by the Initial Stockholders, then immediately prior to the consummation of such Transfer, all (but not less than all) of the shares of Class E Common shall automatically convert into shares of Class A Common pursuant to the formula set forth above in this clause (A), and substituting for “P” the per share price of one share of Class A Common in such Transfer.

(B) Conversion Upon a Qualified Public Offering, Drag Along Sale or Death or Disability of the Holder of Class E Common. Notwithstanding anything in this Ninth Amended and Restated Certificate of Incorporation to the contrary,

1.	in the event of a Qualified Public Offering,

2.	in the event that an Initial Stockholder exercises any drag-along rights under Section 2.6 of the Class E Stockholders Agreement with respect to shares of Class E Common in connection with a Transfer of all (but not less than all) of the shares of Common Stock held by such Initial Stockholder (whether pursuant to a Sale or Additional Conversion Event), immediately prior to the consummation of such Transfer, or

3.	immediately upon the death of the Initial Class E Holder, all (but not less than all) of the outstanding shares of Class E Common shall automatically convert into shares of Class A Common in accordance with the formula set forth in clause (A) above; provided that, solely with respect to a conversion due to the death of the Initial Class E Holder, in calculating the number of shares into which the shares of Class E Common are convertible, notwithstanding anything herein to the contrary, “P” shall be equal to the greater of (x) the Fair Market Value of one share of Class A Common at the time of such conversion or (y) the per share price of one share of Class A Common in the immediately preceding Public Offering, Sale or Additional Conversion, as the case may be, if any.

(C) Valuation Price Upon Subsequent Public Offering, Sale or Additional Conversion Event. In the event that upon the occurrence of a Public Offering, Sale or Additional Conversion Event, the holders of the Class E Common do not elect (or is not permitted pursuant to the first proviso in the first sentence of clause (i) above) to convert the Class E Common pursuant to subclause (A) above, all (but not less than all) of the Class E Common shall be entitled to be converted upon the affirmative vote (or written consent in lieu of such a vote) of the holders of a majority of the Class E Common, voting separately as a class , subject to the restrictions set forth in this clause (i), immediately prior to any subsequent Public Offering, Sale or Additional Conversion Event pursuant to the formula set forth in subclause (A) , it being understood that for purposes of the formula in subclause (A), the per share price of one share of Class A Common shall be as determined in respect of such subsequent Public Offering, Sale or Additional Conversion Event, as the case may be.

(ii) In the event that, on the seventh anniversary of the date on which the Fifth Closing Date occurs, the shares of Class E Common have not previously been converted pursuant to clause (i) above and notwithstanding the first proviso in the first sentence of clause (i) above or any other language herein to the contrary, the then outstanding shares of Class E Common shall automatically be converted into the number of shares of Class G Common that would have been issuable as Class A Common pursuant to clause (A) of clause (i) above, assuming the offering price referred to therein to be the Fair Market Value of one share of Class A Common.

(iii) Notwithstanding anything herein to the contrary, no fractional shares shall be issued upon any conversion of shares of Class E Common pursuant to this paragraph (f). If any fractional shares of Class E Common would, except for the provisions of the foregoing sentence, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holders of the Class E Common an amount in cash equal to the price per share of such fractional share of Class A Common.

(iv) Each conversion of shares of Class E Common into shares of Class A Common or Class G Common, as applicable, shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holders of such shares of Class E Common stating the number of the shares of Class E Common represented by such certificate or certificates to be converted into Class A Common or Class G Common, as applicable, and that, to the best knowledge of such holder, immediately after such conversion the Corporation would not be deemed not to be a United States Citizen under the Federal Aviation Laws (and such written notice, subject to clause (vii) of paragraph (c), shall obligate the Corporation to issue such Class A Common and to enter such holder’s name in the appropriate register of stockholders unless the Corporation has actual knowledge that, immediately after such conversion the Corporation would be deemed not to be a United States Citizen under the Federal Aviation Laws). Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holders of the converted Class E Common as such holder shall cease (other than the right to receive any dividend or other distribution that has been declared by the Board of Directors of the Corporation to be payable on or following the date of conversion to holders of record of the converted Class E Common on a date prior to the date of conversion) and the Person or Persons in whose name or names the certificate or certificates representing shares of Class A Common or Class G Common, as applicable, are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common or Class G Common, as applicable, represented thereby.

(v) Promptly after such surrender and the receipt of such written notice, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions (A) the certificate or certificates representing shares of the Class A Common or Class G Common, as applicable, issuable upon such conversion and (B) a certificate representing any shares (or fractions thereof) of the Class E Common, which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(vi) The issuance of certificates representing shares of Class A Common or Class G Common, as applicable, upon conversion of Class E Common shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost (including without limitation transfer taxes) incurred by the Corporation in connection with such conversion and the related issuance of Class A Common or Class G Common, as applicable. The Corporation shall not close its books against the transfer of Class A Common or Class G Common, as applicable, issued or issuable upon conversion of Class E Common in any manner which would interfere with the timely conversion of such Class E Common.

(vii) Restrictions on Conversion. Any conversion permitted pursuant to this paragraph (f) shall be subject to the restrictions set forth in paragraph I(c)(vii) of this Article FOURTH.

(g) Conversion of Class F Common.

(i) Immediately prior to the earliest to occur of a Public Offering, Sale or Additional Conversion Event, the holder of the Class F Common shall be entitled to convert the shares of Class F Common held by such holder as set forth in subclause (A) or (B) below (unless conversion of such shares is automatic pursuant to subclause (C) below), provided that no conversion of the Class F Common shall occur prior to or upon a Public Offering, Sale or Additional Conversion Event pursuant to subclause (A) or subclauses (B)1.a. or (B)1.b. (other than pursuant to the proviso set forth therein) below unless the Initial Class B Holder shall have received, prior to or upon consummation of such Public Offering, Sale or Additional Conversion Event, as applicable, and giving effect to any gross proceeds received in the Public Offering, Sale or Additional Conversion Event, as applicable, Return Amounts equal to or exceeding the Initial Class B Holder Investment, and provided further that in no event shall the aggregate number of shares issued upon conversion of the Class F Common exceed 32,051 shares (whether in the form of Class A Common, Class B Common or otherwise) (such number of shares, the “Class F Conversion Limit”); provided, however, that the Class F Conversion Limit shall be adjusted (1) accordingly for any stock split, dividend, combination or other reorganization (as if it represented a number of shares of Class A Common Stock all of which were subject to such stock split, dividend, combination or other reorganization, as applicable); and (2) as set forth in the immediately following sentence, if the Initial Class B Holder and/or its Permitted Transferees, at any time after the Third Closing Date, acquire Common Stock or any other securities of the Corporation convertible into or exercisable or exchangeable for shares of Common Stock (either directly from the Corporation (including through an underwriter or person acting in a similar capacity) or in the secondary market, in each case as reflected on the books and records of the Corporation). In the case of an adjustment to the Class F Conversion Limit pursuant to the foregoing clause (2), the Class F Conversion Limit existing immediately prior to any such acquisition shall be increased by a number of shares equal to 0.255754% (i.e., 0.25/97.75) of the total number of shares of Common Stock or other securities of the Corporation acquired by the Initial Class B Holder and/or its Permitted Transferees in such acquisition, calculated on a fully-diluted and converted to Class A Common basis. Any amounts or percentages expressed as decimals in this paragraph (f) shall be to eight decimal places.

(A) Public Offering, Sale or Additional Conversion Event. Subject to the foregoing and to clauses (B) and (C) below, in the event of a Public Offering, Sale or Additional Conversion Event, the holder of shares of Class F Common shall be entitled, at such holder’s option, to convert all (but not less than all) of the shares of Class F Common into a number of shares of Class A Common based on the formula below (unless any prior conversion of Class F Common has occurred, in which case clause (B) or (C) below, as applicable, shall apply), it being understood that in the event of any stock split, dividend or combination, or any reclassification, recapitalization, consolidation, exchange or other reorganization, the variable “N” referred to in the equation below shall be adjusted proportionally (as if it represented a number of shares of Class A Common Stock all of which were subject to such stock split, dividend, combination or other reorganization):

A = 0.0025 * ((N * P) – (I –D))

P

where

A =	the number of shares of Class A Common into which all of the outstanding shares of Class F Common in the aggregate are convertible pursuant to this subclause (A)

N =	the sum of 7,726,455 (which includes, among others, the number of shares of Common Stock underlying the Class C-1 Warrants and Class C-2 Warrants) plus the number of Additional Class B Stockholder Shares

P =	the price of one share of Class A Common in the Public Offering, Sale or Additional Conversion Event, as applicable

I =	the Initial Class B Holder Investment

D =	the aggregate amount of (i) cash dividends or distributions (other than in the form of capital stock of the Corporation) declared and/or paid on shares of Common Stock held by the Initial Class B Holder and its Permitted Transferees in respect of the Initial Shares and Additional Class B Stockholder Shares and (ii) interest paid in cash on any debt securities held by the Initial Class B Holder and its Permitted Transferees

(B) Partial Conversion Upon a Tag-Along Sale.

1.	Notwithstanding the foregoing, in the event that the holder of the Class F Common exercises any tag-along rights under Section 3.5 of the Class F Stockholders Agreement with respect to shares of Class F Common:

a.	if in connection with a Transfer (whether direct or indirect) of all (but not less than all) of the shares of Common Stock held by the Initial Class B Holder and/or its Permitted Transferees (whether pursuant to a Sale or Additional Conversion Event), then immediately prior to the consummation of such Transfer, all (but not less than all) of the outstanding shares of Class F Common shall automatically convert into shares of Class A Common pursuant to the formula set forth in (x) clause (A) above, to the extent no prior partial conversions of Class F Common have occurred, or (y) clause (B)1.c.(y) below (substituting the number 1 for “T” in the formula set forth therein), to the extent any prior partial conversions of Class F Common have occurred;

b.	if in connection with a Transfer (whether direct or indirect) of 25% or more, but less than 100% (such percentage of all of the outstanding shares of Common Stock Beneficially Owned by the Initial Class B Holder and/or its Permitted Transferees (calculated immediately prior to such Transfer on a fully-diluted basis) transferred in the Sale for purposes of this subclause b. or c., the “Tag-Along Percentage”), of the shares of Common Stock (including shares underlying warrants and other securities of the Corporation) held by the Initial Class B Holder and/or its Permitted Transferees (calculated immediately prior to such Transfer on a fully-diluted basis) pursuant to a Sale in which the Initial Class B Holder and/or its Permitted Transferees shall, as a result of such Sale, receive, or complete the receipt of, Return Amounts equal to the Initial Class B Holder Investment in full, then immediately prior to the consummation of such Transfer, the holder of the Class F Common, at such holder’s option, shall be entitled to either convert (x) all (but not less than all) of the outstanding shares of Class F Common into shares of Class A Common pursuant to the formula set forth in clause (A) above; or (y) that percentage of outstanding shares of Class F Common equal to the Tag-Along Percentage applicable to such Sale (such shares in any such sale, the “Class F Tag-Along Shares”), in accordance with the formula below:

A = 0.0025 * T * ((E * P) + R – I)

P

where

A =	the number of shares of Class A Common into which the Class F Tag-Along Shares are convertible pursuant to this subclause (B)1.b

T =	the Tag-Along Percentage in respect of the current Sale (expressed as a decimal between 0 and 1)

E =	the number of shares of Common Stock (including shares of Common Stock underlying warrants and other securities of the Corporation) sold by the Initial Class B Holder and/or its Permitted Transferees in such Sale

P =	the per share price of one share of Class A Common in the Sale

R =	the sum of all Return Amounts previously received by the Initial Class B Holder and its Permitted Transferees prior to the Sale

I =	the Initial Class B Holder Investment

c.	if in connection with a Transfer (whether direct or indirect) of 25% or more, but less than 100%, of the shares of Common Stock held by the Initial Class B Holder and/or its Permitted Transferees (calculated immediately prior to such Transfer on a fully-diluted basis) pursuant to a Sale prior to which the Initial Class B Holder and/or its Permitted Transferees shall have already received Return Amounts equal to or exceeding the Initial Class B Holder Investment, then immediately prior to the consummation of such Transfer, the holder of the Class F Common, at such holder’s option, shall be entitled to either convert (x) all (but not less than all) of the outstanding shares of Class F Common into shares of Class A Common pursuant to the formula set forth in (1) clause (A) above, to the extent no prior conversions of Class F Common have occurred, or (2) clause (y) of this clause (B)1.c below (substituting the number 1 for “T” in the formula set forth below), to the extent any prior conversions of Class F Common have occurred; or (y) the Class F Tag-Along Shares applicable to such Sale, in accordance with the formula below:

A = 0.0025 * T * F * ((N * P) – I + C + D)

P

A =	the number of shares of Class A Common into which the Class F Tag-Along Shares applicable to the current Sale are convertible pursuant to this subclause (B)1.c.

T =	the Tag-Along Percentage in respect of the current Sale (expressed as a decimal between 0 and 1)

F =	the number of unconverted shares of Class F Common outstanding immediately prior to the conversion, divided by 100

N =	the sum of 7,726,455 plus the number of Additional Class B Stockholder Shares, it being understood that in the event of any stock split, dividend or combination, or any reclassification, recapitalization, consolidation, exchange or other reorganization, the sum of 7,726,455 and the number of Additional Class B Stockholder Shares shall be adjusted accordingly (as if it represented a number of shares of Class A Common Stock)

P =	the per share price of one share of Class A Common in the current Sale

I =	the Initial Class B Holder Investment

C =	to the extent that a Sale in which conversion of shares of Class F Common pursuant to clause (B)1.b has occurred, the product of “E * P” under the formula set forth therein; otherwise, 0

D =	the aggregate amount of (i) cash dividends or distributions (other than in the form of capital stock of the Corporation) declared and/or paid on shares of Common Stock held by the Initial Class B Holder and its Permitted Transferees in respect of the Initial Shares and Additional Class B Stockholder Shares and (ii) interest paid in cash on any debt securities held by the Initial Class B Holder and its Permitted Transferees

2.	In the event that the holder of the Class F Common elects to convert a portion, but not all of the outstanding Class F Common pursuant to subclauses (B)1.b. or (B)1.c. above, at the time of a subsequent Public Offering, Sale or Additional Conversion Event, the holder of shares of Class F Common shall be entitled to convert all (but not less than all) of the remaining shares of Class F Common into a number of shares of Class A Common based on the formula in subclause (B)1.c.(y) above, substituting the number 1 for “T”; provided, however, that in the event of a subsequent Sale in connection with which the holder of the Class F Common exercises its tag-along rights pursuant to the Class F Stockholders Agreement, and the holder of Class F Common elects to convert only a portion (in lieu of all) of the remaining outstanding shares of Class F Common into shares of Class A Common, the formula in subclause (B)1.c.(y) shall apply with “T” equaling the Tag-Along Percentage applicable to such Sale.

(C) Conversion Upon a Qualified Public Offering, Drag Along Sale or Death or Disability of the Holder of Class F Common. Notwithstanding anything in this Ninth Amended and Restated Certificate of Incorporation to the contrary,

1.	in the event of a Qualified Public Offering,

2.	in the event that the Initial Class B Holder exercises any drag-along rights under Section 3.6 of the Class F Stockholders Agreement with respect to shares of Class F Common in connection with a Transfer of all (but not less than all) of the shares of Common Stock held by the Initial Class B Holder (whether pursuant to a Sale or Additional Conversion Event), immediately prior to the consummation of such Transfer, or

3.	immediately upon the death or Disability of the holder of the Class F Common, all (but not less than all) of the outstanding shares of Class F Common shall automatically convert into shares of Class A Common in accordance with the provisions in clause (B)1.a. above; provided that, solely with respect to a conversion due to the death or Disability of the holder of the Class F Common, in calculating the number of shares into which the shares of Class F Common are convertible, notwithstanding anything herein to the contrary, “P” shall be equal to the greater of (x) the Fair Market Value of one share of Class A Common at the time of such conversion or (y) the per share price of one share of Class A Common in the immediately preceding Public Offering, Sale or Additional Conversion, as the case may be, if any.

(D) Valuation Price Upon Subsequent Public Offering, Sale or Additional Conversion Event. In the event that upon the occurrence of a Public Offering, Sale or Additional Conversion Event, the holder of the Class F Common does not elect (or is not permitted pursuant to the first proviso in the first sentence of clause (i) above) to convert the Class F Common pursuant to subclause (A) or (B) above, the holder of the Class F Common shall be entitled to convert such holder’s shares of Class F Common, subject to the restrictions set forth in this clause (i), immediately prior to any subsequent Public Offering, Sale or Additional Conversion Event pursuant to the formula set forth in subclause (A) or in accordance with subclause (B)2., as applicable, it being understood that for purposes of the formula in subclause (A) or subclause (B)2., as applicable, the per share price of one share of Class A Common shall be as determined in respect of such subsequent Public Offering, Sale or Additional Conversion Event, as the case may be.

(E) Initial Class B Holder. Upon conversion of all of the outstanding Class F Common (whether pursuant to this clause (i) or clause (ii) below), the Initial Class B Holder shall receive the number of shares of Class A Common based on the formula below:

B = M – A

where

B =	the number of shares of Class A Common that the Initial Class B Holder shall receive pursuant to this subclause (E)

M =	the then-current Class F Conversion Limit

A =	the aggregate number of shares of Class A Common (or Class B Common, if applicable) received by the holder of Class F Common as a result of conversion of all shares of the Class F Common

(ii) In the event that, on the seventh anniversary of the date on which the Second Closing occurs, the shares of Class F Common have not previously been converted pursuant to clause (i) above and notwithstanding the first proviso in the first sentence of clause (i) above or any other language herein to the contrary, the then outstanding shares of Class F Common shall automatically be converted into the number of shares of Class B Common that would have been issuable as Class A Common pursuant to subclause (B)2. of clause (i) above, assuming the offering price referred to therein to be the Fair Market Value of one share of Class A Common.

(iii) Notwithstanding anything herein to the contrary, no fractional shares shall be issued upon any conversion of shares of Class F Common pursuant to this paragraph (g). If any fractional shares of Class F Common would, except for the provisions of the foregoing sentence, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder of the Class F Common an amount in cash equal to the price per share of such fractional share of Class A Common.

(iv) Each conversion of shares of Class F Common into shares of Class A Common or Class B Common, as applicable, shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares of Class F Common stating that such holder desires to convert the shares, or a stated number of the shares, of Class F Common represented by such certificate or certificates into Class A Common or Class B Common, as applicable, and that, to the best knowledge of such holder, immediately after such conversion the

Corporation would not be deemed not to be a United States Citizen under the Federal Aviation Laws (and such written notice, subject to clause (vii) of paragraph (c), shall obligate the Corporation to issue such Class A Common and to enter the holder’s name in the appropriate register of stockholders unless the Corporation has actual knowledge that, immediately after such conversion the Corporation would be deemed not to be a United States Citizen under the Federal Aviation Laws). Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Class F Common as such holder shall cease (other than the right to receive any dividend or other distribution that has been declared by the Board of Directors of the Corporation to be payable on or following the date of conversion to holders of record of the converted Class F Common on a date prior to the date of conversion) and the Person or Persons in whose name or names the certificate or certificates representing shares of Class A Common or Class B Common, as applicable, are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common or Class B Common, as applicable, represented thereby.

(v) Promptly after such surrender and the receipt of such written notice, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions (A) the certificate or certificates representing shares of the Class A Common or Class B Common, as applicable, issuable upon such conversion and (B) a certificate representing any shares (or fractions thereof) of the Class F Common, which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(vi) The issuance of certificates representing shares of Class A Common or Class B Common, as applicable, upon conversion of Class F Common shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost (including without limitation transfer taxes) incurred by the Corporation in connection with such conversion and the related issuance of Class A Common or Class B Common, as applicable. The Corporation shall not close its books against the transfer of Class A Common or Class B Common, as applicable, issued or issuable upon conversion of Class F Common in any manner which would interfere with the timely conversion of such Class F Common.

(vii) Restrictions on Conversion. Any conversion permitted pursuant to this paragraph (g) shall be subject to the restrictions set forth in paragraph I(c)(vii) of this Article FOURTH.

(h) Additional Issuances of Class D Common, Class E Common and Class F Common. The Corporation shall not issue any shares of Class D Common, Class E Common or Class F Common to any persons other than the respective initial holders of such classes.

(i) Reservation of Class A Common, Class B Common and Class G Common. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Class A Common, Class B Common and Class G Common, for the purpose of effecting the conversion of shares of Class D Common, Class E Common and Class F Common, the full number of shares of Class A Common, Class B Common or Class G Common, as applicable, then deliverable upon the conversion of all shares of Class D Common, Class E Common and Class F Common then outstanding.

II. Preferred Stock

The Preferred Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations.

(a) Rank. The Preferred Stock shall, with respect to repurchase, repayment and redemption rights and rights on any Liquidation, rank prior to all classes of Common Stock. All equity securities of the Corporation to which the Preferred Stock may rank prior upon Liquidation or otherwise are collectively referred to herein as the “Junior Securities”; all equity securities of the Corporation as to which the Preferred Stock may rank on a parity upon Liquidation or otherwise and does not rank senior as to any of the same are collectively referred to herein as the “Parity Securities”; and all equity securities of the Corporation to which the Preferred Stock may rank junior upon Liquidation or otherwise, are collectively referred to herein as the “Senior Securities”. The Preferred Stock shall be subject to the creation of Junior Securities, Parity Securities and Senior Securities.

(b) Dividends. On the Fifth Closing Date, all prior accrued but unpaid dividends on the Preferred Stock shall be cancelled (without any obligation on the part of the Corporation to pay such dividend). On and after the Fifth Closing Date, the holders of the shares of Preferred Stock shall participate pari passu in any dividends declared and paid on the Common Stock on an as-converted basis.

(c) Liquidation Preference. (i) In the event of a Liquidation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to the greater of (A) the Per Share Preference Amount or (B) the amount that would be payable to the holders of Preferred Stock if the Preferred Stock were converted into Class A Common immediately prior to the event requiring calculation of the Liquidation Preference (the greater of (A) and (B), the “Liquidation Preference”), pro rata among all holders of Preferred Stock, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities.

Except as provided in the first sentence of this paragraph (c)(i), holders of Preferred Stock shall not be entitled to any distribution in the event of a Liquidation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Preferred Stock and any Parity Securities which are on parity with respect to liquidation rights, after payment in full of any liquidation preference on any Senior Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Preferred Stock and the holders of outstanding shares of such Parity Securities which are on parity with respect to liquidation rights are entitled were paid in full.

(ii) After payment to the holders of Preferred Stock of the full Liquidation Preference to which they are entitled, the holders of Preferred Stock, in such capacity, will have no right or claim to any of the assets of the Corporation.

(iii) The value of any property not consisting of cash that is distributed by the Corporation to the holders of the Preferred Stock in payment of dividends on the Preferred Stock shall be at Fair Market Value.

(d) Voting Rights. Each holder of outstanding shares of Preferred Stock shall be entitled to one vote per share of Class A Common into which the shares of Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to paragraph (e) of this Section II), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as otherwise provided by applicable law, the holders of Preferred Stock shall vote together with the holders of Class A Common as a single class.

(e) Conversion Rights. (i) The Preferred Stock shall be convertible at any time into Class A Common on the basis set forth below. Except to the extent otherwise provided in this paragraph (e), each share of Preferred Stock shall be convertible into one share of Class A Common.

(ii) Each share of Preferred Stock shall convert into one share of Class A Common at any time at the option of the holder.

(iii) Notwithstanding anything herein to the contrary, upon the exercise of any Class C-1 Warrants or Class C-3 Warrants by the holders thereof, a number of shares of Preferred Stock equal to the number of Class C-1 Warrant Shares or Class C-3 Warrant Shares (in each case, as defined in the applicable Warrant Agreement), as applicable, issuable upon exercise of such Class C-1 Warrants or Class C-3 Warrants, as the case may be, shall automatically convert into shares of Class A Common (on a one-for-one basis unless adjusted pursuant to this paragraph (e)) without any action on the part of the holders of the Preferred Stock. Any conversion of Preferred Stock pursuant to this paragraph (e)(iii) shall be allocated pro rata among the holders of the Preferred Stock based upon each such holder’s relative holdings of Preferred Stock immediately prior to such conversion. The Corporation shall provide prompt notice to all applicable holders of Preferred Stock of any conversion of Preferred Stock pursuant to this paragraph (e)(iii), which notice shall state (1) the number of shares of Preferred Stock held by such holder that have been converted into Class A Common, (2) any cash payments to be received by such holder in lieu of fractional shares, and (3) the method for surrendering to the Corporation any certificates representing shares of Preferred Stock and for the re-issuance of certificates representing (A) any shares of Preferred Stock held by such holder after the conversion and (B) the shares of Class A Common issuable upon such conversion.

(iv) The shares of Preferred Stock shall be convertible at the main office of the Corporation, and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and non-assessable shares (calculated as to each conversion to the nearest one-hundredth of a share) of Class A Common, at the Conversion Ratio in effect at the time of conversion set forth above. As used herein, “Conversion Ratio” shall mean a fraction of which the numerator shall be one and the denominator shall be the number of shares of Class A Common into which each share of Preferred Stock is convertible as provided herein. The Conversion Ratio shall be subject to adjustment from time to time as set forth below. In order to convert shares of Preferred Stock into Class A Common pursuant to paragraph (e)(ii), the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed or assigned to the Corporation or in blank, and give written notice to the Corporation at such office that he or she elects to convert such shares. No payment or adjustment shall be made upon any conversion on account of any dividends accrued on the shares of Preferred Stock since the most recent dividend payment date, if any, surrendered for conversion or automatically converted, as applicable, or on account of any dividends on the Class A Common issued upon conversion to the extent declared prior to such conversion.

(v) Shares of Preferred Stock shall be deemed to have been converted (1) in the case of a voluntary conversion pursuant to paragraph (e)(ii), immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions or (2) in the case of an automatic conversion pursuant to paragraph (e)(iii), simultaneously with the receipt by the Corporation of the exercise price and warrant certificate in respect of the Class C-1 Warrants or Class C-3 Warrants, as applicable, exercised, and in each case the Person or Persons entitled to receive the Class A Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and shall deliver at such office a certificate or certificates for the number of full shares of Class A Common issuable upon such conversion, together with payment of cash in lieu of any fraction of a share, as hereinafter provided, to the Person or Persons entitled to receive the same.

(vi) In case at any time after the issuance of the Preferred Stock, the Corporation shall (A) issue rights or warrants (other than stock options or other securities granted in accordance with the Corporation’s stock option incentive program or warrants issued pursuant to the Subscription Agreement) to all holders of its Class A Common entitling them to subscribe for or purchase shares of Class A Common at a price per share less than the Original Purchase Price, (B) subdivide or reclassify the outstanding shares of Class A Common into a greater number of shares of Class A Common, (C) combine or reclassify the outstanding shares of Class A Common into a smaller number of shares of Class A Common, (D) reclassify the outstanding shares of Class A Common into other securities of the Corporation, or (E) otherwise issue any shares of its capital stock to the holders of outstanding shares of Common Stock (other than upon any conversion of any class of capital stock into Class A Common, Class B Common or Class G Common or upon the exercise of the warrants issued pursuant to the Warrant Agreements), then, and in each such case, the Conversion Ratio shall be adjusted so that the holder of each share of Preferred Stock thereafter surrendered for conversion pursuant to this paragraph (e) shall be entitled to receive, upon such conversion, the number and kind of shares of Class A Common or other securities that the holder of a share of Preferred Stock would have been entitled to receive after the happening of any of the events described in this paragraph (e)(vi) had such share of Preferred Stock been so converted immediately prior to the date of the happening of such event or the record date therefor, whichever is earlier. Any adjustment made pursuant to this paragraph (e)(vi) shall become effective (1) in the case of any such issuance, immediately after the close of business on the record date for the determination of holders of shares of Class A Common entitled to receive such rights or warrants, or (2) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

(vii) In the event that at any time, as a result of an adjustment made pursuant to paragraph (e)(vi) above, the holder of any Preferred Stock thereafter converted shall become entitled to receive any shares of capital stock of the Corporation other than its Class A Common, thereafter the number of such shares so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Class A Common contained in paragraph (e)(vi) above.

(viii) Whenever the Conversion Ratio is adjusted as herein provided, the Corporation shall compute the adjusted Conversion Ratio in accordance with this paragraph (e) and shall prepare a notice stating that the Conversion Ratio has been adjusted and setting forth the adjusted Conversion Ratio that shall forthwith be required, and such notice shall be provided by the Corporation to all holders of Preferred Stock.

(ix) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Class A Common, for the purpose of effecting the conversion of shares of Preferred Stock, the full number of shares of Class A Common then deliverable upon the conversion of all shares of Preferred Stock then outstanding.

(x) The Corporation shall pay any and all taxes that may be payable in respect of the issue or delivery of shares of Class A Common on conversion of shares of the Preferred Stock (including transfer taxes, subject to the following sentence); provided, however, that the Corporation shall not pay any state or federal income taxes owed by any holder of the Preferred Stock.

(f) Redemption.

Each share of Preferred Stock is redeemable as provided in this paragraph (f).

(i) Subject to Section II(e)(iii) of this Article FOURTH, on the earlier of (A) the Expiration Date, (B) a Change of Control in which the entire outstanding principal amount of the Subordinated Notes is redeemed or (C) the repayment of the entire outstanding principal amount (together with any accrued but unpaid interest thereon) of the Subordinated Notes, if any shares of the Preferred Stock shall be outstanding, to the extent the Corporation shall have funds legally available for such payment, the Corporation shall redeem all (and not less than all) of the then outstanding shares of Preferred Stock at a price equal to the Liquidation Preference set forth in paragraph (c) of this Section II (such amount, the “Redemption Price”), payable in cash. Notwithstanding anything herein to the contrary, such redemption (x) shall be on a pari passu basis with the redemption or repayment, as applicable, of the Subordinated Notes and (y) shall not occur if, immediately after such redemption, the Corporation would be deemed not to be a United States Citizen under the Federal Aviation Laws; provided, however, that the Corporation shall use its reasonable best efforts to redeem the then outstanding shares of Preferred Stock as promptly as practicable after such restriction no longer applies to the Corporation. In particular, and without any limitation on the foregoing, the Corporation shall not be obligated to redeem any shares of Preferred Stock to the extent that, as a result of such redemption, the voting interest in the Corporation represented by Alien Owned Shares would exceed the permitted percentage allowable under DOT regulations.

(ii) In the event the Corporation shall redeem shares of Preferred Stock pursuant to Section II(f)(i), written notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 15 nor more than 90 days prior to the date fixed for such redemption (the “Redemption Date”), to each holder of record of the shares to be redeemed at such holder’s address as the same appears on the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect thereon shall affect the validity of the proceeding for the redemption of any shares of Preferred Stock to be redeemed except as to any holder to whom the Corporation has failed to give said notice and any holder whose notice was defective. Each such notice shall state: (A) the Redemption Date; (B) the number of shares of Preferred Stock to be redeemed; (D) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (E) that dividends on the shares to be redeemed shall cease to accrue on such Redemption Date.

(iii) Notice having been mailed as aforesaid, from and after the Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the Redemption Price), dividends on the shares of Preferred Stock so called for redemption shall cease to accrue and said shares shall no longer be deemed to be outstanding and shall be canceled and cease to exist, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price and the rights provided in paragraph (f)(iv)) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price.

(iv) Except in connection with a redemption on the Expiration Date, holders of Preferred Stock to be redeemed shall be permitted to convert such shares of Preferred Stock in accordance with the terms set forth in paragraph (e) of this Section II during the 15-90-day notice period set forth in clause (f)(ii).

(g) Notwithstanding any other provision herein, any amounts payable with respect to the securities of the Corporation (including without limitation any payments of dividends on the Common Stock or the Preferred Stock whether in cash or in-kind) shall be paid net of any withholding taxes that may be required under applicable law.

(h) Additional Series of Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Undesignated Preferred Stock of the Corporation, for series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications. limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock of the Corporation, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

FIFTH: (a) Limitation of Voting Rights. Notwithstanding anything to the contrary contained in this Ninth Amended and Restated Certificate of Incorporation, at no time shall Alien Owned Shares be voted, unless such shares are registered on the Foreign Stock Record (as defined in the Bylaws) maintained by the Corporation. The Bylaws may contain provisions to implement this provision.

(b) Bylaws, Legends, Etc. (i) The Bylaws of the Corporation may make appropriate provisions to effect the requirements of this Article FIFTH.

(ii) All certificates representing Class A Common, Class A-1 Common, Class B Common, Class D Common or Class F Common or any other voting securities of the Corporation are subject to the restrictions set forth in this Article FIFTH.

(iii) A majority of the directors of the Corporation shall have the exclusive power to determine all matters necessary to determine compliance with this Article FIFTH, and the good faith determination of a majority of the directors of the Corporation on such matters shall be conclusive and binding for all the purposes of this Article FIFTH.

(c) Beneficial Ownership Inquiry. (i) The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders of the Corporation in connection with the annual meeting (or any special meeting) of the stockholders of the Corporation, or otherwise) require a Person that is a holder of record of equity securities of the Corporation or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of equity securities of the Corporation to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot by such Person) that, to the knowledge of such Person:

(A) all equity securities of the Corporation as to which such Person has record ownership or Beneficial Ownership are owned and controlled only by United States Citizens, except for those shares of capital stock and warrants owned by the Initial Class B Holder, the holder of the Class D Common and the holder of the Class F Common; or

(B) the number and class or series of equity securities of the Corporation owned of record or Beneficially Owned by such Person that are owned or controlled by Persons who are not United States Citizens are as set forth in such certificate.

(ii) With respect to any equity securities identified by such Person in response to paragraph (c)(i) of this Article FIFTH, the Corporation may require such Person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article FIFTH.

(iii) For purposes of applying the provisions of this Article FIFTH with respect to any equity securities of the Corporation, in the event of the failure of any Person to provide the certificate or other information to which the Corporation is entitled pursuant to this paragraph (c), the Corporation shall presume that the equity securities in question are owned or controlled by Persons who are not United States Citizens.

SIXTH: (a) The number of directors which shall constitute the entire Board of Directors of the Corporation shall be up to nine (9). Notwithstanding anything herein to the contrary, (i) the Initial Class B Holder (and its Permitted Transferees and/or permitted assignees, if applicable) shall have the right to nominate two of the directors of the Corporation, as provided by the Bylaws, (ii) the Initial Class A Holder (and its Permitted Transferees and/or permitted assignees, if applicable) shall have the right to nominate six of the directors of the Corporation, as provided by the Bylaws, and (iii) the then-current Chief Executive Officer shall have the right to serve as a director on the Board of Directors, as provided by the Bylaws.

SEVENTH: The following terms shall have the following meaning for the purpose of this Restated Certificate of Incorporation:

“A-1 Transfer” shall mean any sale, lease, exchange, conveyance, Transfer or other disposition (including by way of merger, consolidation or exchange) of shares of A-1 Common, other than (i) in connection with a Public Offering or Additional Conversion Event or (ii) a Transfer to a Permitted Transferee.

“Additional Conversion Event” shall mean any merger or consolidation of the Corporation with any other Person or any sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Corporation in which the Initial Stockholders participate, or any other transaction in which the Initial Stockholders participate and in which Control of the Corporation is transferred to Persons other than to the Initial Stockholders or their Affiliates.

“Affiliate” shall mean, with respect to any Person, any other Person that (a) directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person or (b) is a related co-investment vehicle, member or partner of such Person; provided, however, that solely for purposes of this Amended and Restated Certificate of Incorporation, the Company shall not be deemed the Affiliate of any Initial Stockholder.

“Alien Owned Shares” shall mean any shares of any class of outstanding voting stock of the Corporation which are owned of record or Owned Beneficially, or otherwise controlled, by any Person or Persons who are not United States Citizens.

“Beneficial Ownership,” “Beneficially Owned,” or “Owned Beneficially” refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(1)(i) thereof) under the Exchange Act.

“Change of Control” shall mean (i) any merger, consolidation or other business combination of the Corporation or any of its Subsidiaries with or into any other entity, recapitalization, spin-off, distribution, stock sale or any other similar transaction, whether in a single transaction or series of related transactions, where the Initial Class A Holder, the Initial Class B Holder and/or their Affiliates, collectively, cease to Beneficially Own in excess of 50% of the common stock of the entity surviving or resulting from such transaction (or the ultimate sole parent thereof) (such ownership being based solely on the common stock owned by such Persons immediately prior to such event) or (ii) any sale, transfer, lease, assignment, conveyance, exchange, mortgage or other disposition of all or substantially all of the assets, property or business of the Corporation and its Subsidiaries.

“Class A Warrants” shall mean those warrants to purchase Class A Common pursuant to the Warrant Agreements.

“Class C-1 Warrants”, “Class C-2 Warrants”, “Class C-3 Warrants”, “Class C-4 Warrants” “Class C-5 Warrants”, “Fifth Closing C-6 Warrants”, “Fifth Closing C-7A Warrants”, “Fifth Closing C-7B Warrants”, “Fifth Closing C-8 Warrants”, “Fifth Closing C-9 Warrants”, “Class C-10A Warrants”, “Class C-10B Warrants”, “Class C-11 Warrants”, “Class C-12A Warrants”, “Class C-12B Warrants”, “Class C-12C Warrants”, “Class C-12D Warrants”, “Class C-12E Warrants”, “Class C-13A Warrants”, “Class C-13B Warrants”, “Class C-14A Warrants”, “Class C-14B Warrants”, “Class C-14C Warrants”, “Class C-15A Warrants”, “Class C-15B Warrants”, “Class C-15C Warrants”, “Class C-15D Warrants”, “Class C-15E Warrants” and “Class C-15F Warrants” shall mean those warrants to purchase Class C Common pursuant to the Warrant Agreements.

“Class C-10/Class C-13 Warrant Agreements” shall mean: (i) the Warrant Agreement, dated as of November 29, 2012, between the Corporation and the Initial Class E Holder relating to the issuance of warrants to purchase Class C Common, as the same may be amended, restated, supplemented or otherwise modified from time to time; and (ii) the Warrant Agreement, dated as of November 29, 2012, between the Corporation and Joyce P. Reid, relating to the issuance of warrants to purchase Class C Common, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Class D Stockholders Agreement” shall mean the stockholders agreement entered into among the Corporation and the holder of Class D Common, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Class E Return Amounts” shall mean the aggregate of (i) any cash dividends or distributions (other than in the form of capital stock of the Corporation) declared and/or paid on shares of Common Stock held by the Initial Stockholders in respect of the Initial Shares, (ii) any dividends paid out in cash (other than in the form of capital stock of the Corporation) on shares of Preferred Stock held by the Initial Stockholders in respect of the Initial Shares, (iii) any cash received by the Initial Class A Holder on redemption of Preferred Stock held by the Initial Class A Holder in respect of the Initial Shares, (iv) any proceeds received by the Initial Stockholders in respect of the Initial Shares (or to the Initial Class B Holder with respect to the Subordinated Notes) upon a Public Offering, Sale or Additional Conversion Event, and (v) any interest paid out in cash on the Subordinated Notes held by the Initial Class B Holder.

“Class E Stockholders Agreement” shall mean the stockholders agreement entered into among the Corporation and the holders of Class E Common, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Class F Stockholders Agreement” shall mean the stockholders agreement entered into among the Corporation and the holder of Class F Common, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Control” shall mean, with respect to any Person, the direct or indirect ownership of more than 50% of the voting or economic interests of such Person.

“Disability” shall have the meaning set forth in the applicable Stockholders Agreement.

“DOT” shall mean the United States Department of Transportation or any other federal department or agency at the time administering the Federal Aviation Laws.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (or under any successor statute thereto).

“Expiration Date” shall have the meaning set forth in the Warrant Agreements governing the Class C-1 Warrants and Class C-3 Warrants.

“Fair Market Value” shall mean, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm’s length negotiated transaction without time constraints, as determined in good faith by the board of directors of the Corporation; provided that if an affected holder of Common Stock disagrees with such good faith determination, Fair Market Value, as to the relevant securities or other property, shall be as determined by a nationally recognized valuation firm with experience in the valuation of airline operations selected by mutual agreement of the Initial Class A Holder and Initial Class B Holder, whose determination shall be final and binding on the parties hereto. The fees and expenses of such valuation firm shall be paid by the Corporation, unless the appraised value is 110% or less of the board of director’s determination of the fair market value, in which case the affected holder will bear the cost of such appraisal.

“Fifth Closing Date” shall have the meaning set forth in that certain Purchase and Restructuring Agreement, dated as of January 12, 2010, by and among the Corporation, the Initial Class B Holder, the Initial Class A Holder and the other parties thereto, as the same may be amended from time to time.

“Fifth Closing Investor LLC Warrant Agreement” shall mean the warrant agreement, dated as of January 12, 2010, entered into between the Corporation and Cyrus Aviation Investor, LLC relating to the issuance of Fifth Closing C-6 Warrants to purchase shares of Class C Common, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Fifth Closing Investor LLC-MBO LLC Warrant Agreement” shall mean the warrant agreement, dated as of January 12, 2010, entered into among the Corporation, Cyrus Aviation Investor, LLC and VAI MBO Investors, LLC relating to the issuance of Fifth Closing C-7A Warrants, Fifth Closing C-7B Warrants, Fifth Closing C-8 Warrants, and Fifth Closing C-9 Warrants to purchase shares of Class C Common, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Fifth Closing Warrant Agreement” shall mean the Fifth Closing Warrant Agreement, dated as of January 12, 2010, entered into among the Corporation and the Initial Class B Holder relating to the issuance of warrants to purchase shares of Class C Common, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Initial Class A Holder” shall mean the Person that as of the effective date of this Ninth Amended and Restated Certificate of Incorporation, is the holder of record of the outstanding Class A Common and the Preferred Stock.

“Initial Class B Holder” shall mean the Person that as of the effective date of this Ninth Amended and Restated Certificate of Incorporation, is the holder of record of the outstanding Class B Common.

“Initial Class E Holder” shall mean Frederick W. Reid.

“Initial Shares” shall mean 15,806,719 shares, together with any securities issued in respect thereof (other than share dividends payable on Common Stock), or in substitution therefor, whether upon conversion, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization unless the event constitutes a Sale.

“Initial Stockholders” shall mean (1) the Initial Class A Holder and (2) the Initial Class B Holder, and shall expressly exclude the respective holders of the Class D Common, Class E Common, Class F Common and Class G Common.

“Initial Warrant Agreement” shall mean the Amended and Restated Warrant Agreement, dated as of May 31, 2007, among the Corporation, the Initial Class B Holder and the other parties thereto relating to the issuance of warrants to purchase Class C Common and Class A Common, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Liquidation Event” shall mean any Liquidation, Change of Control or initial Public Offering in which the stockholders of the Corporation immediately prior to consummation of such initial Public Offering do not own a majority of the outstanding shares of the Corporation after consummation of such initial Public Offering.

“Original Purchase Price” shall mean $1.71881 per share of Preferred Stock, subject to appropriate adjustment for the events described in paragraph II(e)(vi) of Article FOURTH.

“Permitted Transferee” shall have the meaning set forth in the Stockholders Agreement.

“Per Share Preference Amount” shall mean $1.43234 per share of Preferred Stock, subject to appropriate adjustment for the events described in paragraph II(e)(vi) of Article FOURTH.

“Person” shall mean any individual, partnership, limited partnership, limited liability company, joint venture, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted, or any Group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing.

“Public Offering” shall mean an underwritten public offering of shares of the Class A Common.

“Qualified Public Offering” shall mean an underwritten public offering of shares of the Class A Common which generates net proceeds of at least $100 million, results in the listing of the Class A Common on NYSE or NASDAQ and results in the holding of at least 5% of the outstanding Common Stock by the public.

“Sale” shall mean (i) prior to the repayment to the Initial Stockholders and their Affiliates of Return Amounts equal to or exceeding the Initial Investment, any sale, lease, exchange, conveyance, Transfer or other disposition (including by way of merger, consolidation or exchange) of shares of Common Stock of the Corporation, other than a Public Offering, Additional Conversion Event or Transfer to a Permitted Transferee, in which one or more of the Initial Stockholders sells shares of Common Stock, Preferred Stock or warrants to purchase shares of Common Stock and (ii) upon the repayment to the Initial Stockholders and their Affiliates of Return Amounts equal to or exceeding the Initial Investment, any sale, lease, exchange, conveyance, Transfer or other disposition (including by way of merger, consolidation or exchange) of shares of Common Stock of the Corporation, other than a Public Offering, Additional Conversion Event or Transfer to a Permitted Transferee, in which a stockholder of the Corporation Transfers 5% or more of the Common Stock of the Corporation on a fully-diluted basis in a single transaction.

“Second Closing” shall have the meaning set forth in the Subscription Agreement.

“Seventh Closing Date” shall have the meaning set forth in the Seventh Closing Agreement, dated as of January 31, 2013, by and among the Corporation and the other parties named therein, as the same may be amended, restated, supplemented or modified from time to time.

“Seventh Closing Warrant Agreements” shall mean: (i) the Warrant Agreements, dated on or about the Seventh Closing Date, between the Corporation and each of Cyrus Opportunities Master Fund II, Ltd., CYR Fund, Ltd., Crescent 1, L.P., Cyrus Select Opportunities Master Fund, Ltd., CRS Fund, Ltd., Cyrus Aviation Partners IV, L.P. and CM Finance LLC; (ii) the Warrant Agreements, dated on or about the Seventh Closing Date, between the Corporation and each of Virgin Management Limited and VA Holdings (Guernsey) LP, and (iii) the Warrant Agreement, dated on or about the Seventh Closing Date, between the Corporation and VX Holdings, L.P., each relating to the issuance of warrants to purchase Class C Common, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Sixth Closing Date” shall have the meaning set forth in the Sixth Closing Agreement, dated as of October 27, 2011, by and among the Corporation and the other parties named therein, as the same may be amended, restated, supplemented or modified from time to time.

“Sixth Closing Warrant Agreements” shall mean: (i) the Warrant Agreement, dated on or about the Sixth Closing Date, between the Corporation and each of Cyrus Opportunities Master Fund II, Ltd., CYR Fund, Ltd., Crescent 1, L.P., Cyrus Select Opportunities Master Fund, Ltd., Cyrus Aviation, Ltd., Cyrus Aviation Partners III, L.P., Cyrus Aviation Partners IIIA, L.P. and CCP Investments, L.P.; and (ii) the Warrant Agreement, dated on or about the Sixth Closing Date, between the Corporation and Virgin Management Limited, each relating to the issuance of warrants to purchase Class C Common, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Stockholders Agreement” shall mean the Sixth Amended and Restated Stockholders Agreement, dated on or about the Seventh Closing Date, among the Corporation and the stockholder parties thereto, as the same may be amended, restated, supplemented or modified from time to time.

“Subordinated Notes” shall mean the subordinated notes of the Corporation issued, as amended, pursuant to the Subordinated Note Agreement and the Third Closing Subordinated Note Agreement, in each case, entered into between the Initial Class B Holder and the Corporation, as amended.

“Subordinated Note Agreement” means the Subordinated Note Agreement dated as of May 31, 2007, between the Corporation and the Initial Class B Holder, as amended.

“Subscription Agreement” shall mean the Amended and Restated Subscription Agreement, dated as of May 31, 2007, by and among the Corporation, the Initial Stockholders and the other parties thereto, as the same may be amended, restated, supplemented or modified from time to time.

“Subsidiary” shall mean any Person of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.

“Third Closing Date” shall mean the date of the Third Closing Subscription Agreement.

“Third Closing Subordinated Note Agreement” means the Additional Subordinated Note Agreement dated as of July 31, 2007, between the Corporation and the Initial Class B Holder, as amended.

“Third Closing Subscription Agreement” shall mean the Third Closing Subscription Agreement, dated July 31, 2007, by and among the Corporation, the Initial Class B Holder, the Initial Class A Holder and the other parties thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Third Closing Warrant Agreement” shall mean the Third Closing Warrant Agreement, dated July 31, 2007, entered into among the Corporation, the Initial Class B Holder and certain other parties thereto relating to the issuance of warrants to purchase shares of Class A Common and Class C Common, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Transfer” shall mean any transfer, sale, assignment, exchange, mortgage, pledge, hypothecation or other disposition of any securities or any interest therein.

“United States Citizen” shall mean a “United States citizen,” as defined in 49 U.S.C. Section 40102(a)(15), as in effect on the date in question, or any successor statute or regulation, as interpreted by the DOT in applicable precedent.

“Warrant Agreements” shall mean, collectively, the Initial Warrant Agreement, the Third Closing Warrant Agreement, the Fifth Closing Warrant Agreement, the Fifth Closing Investor LLC Warrant Agreement, the Fifth Closing Investor LLC-MBO LLC Warrant Agreement, the Sixth Closing Warrant Agreements, the Seventh Closing Warrant Agreements and the Class C-10/Class C-13 Warrant Agreements.

EIGHTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and the Directors need not be elected by ballot unless required by the Bylaws of the Corporation.

NINTH: The Board of Directors of the Corporation, acting by the affirmative vote of a majority of the directors, may adopt, amend or repeal the Bylaws of the Corporation; provided, however, that any amendments of the Bylaws which would adversely or disproportionately affect, in any material respect, the rights of a class of capital stock of the Corporation shall be approved unanimously by the holders of that class.

TENTH: (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of Delaware, or (4) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of the foregoing provisions of this Article TENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(b) The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this Article TENTH, or in defense of any claim, issue or matter therein, such person may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Expenses incurred by an director, officer, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article TENTH, and the Corporation may adopt bylaws or enter into agreements with such persons for the purpose of providing for such advances.

The indemnification permitted by this Article TENTH shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

ELEVENTH: The Corporation reserves the right to amend and repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, the affirmative vote of the Initial Class B Holder shall be required to alter, change, amend, repeal or adopt any provision of this Amended and Restated Certificate of Incorporation if such alteration, change, amendment, repeal or adoption would adversely or disproportionately affect, in any material respect, the interests of the Initial Class B Holder or any of its Permitted Transferees, except that no vote of the Initial Class B Holder shall be required for a change, alteration or amendment to Article FOURTH in order to (i) increase the number of authorized shares of any class of Common Stock (other than the Class D Common, Class E Common or Class F Common) or the Preferred Stock or (ii) authorize any new class of capital stock of the Corporation. In the event of any such change, alteration or amendment to Article FOURTH as provided in clauses (i) and (ii) immediately above, any such change, alternation or amendment shall require a majority of the combined voting power of all securities of the Corporation entitled to vote on any matter, voting together as a single class. All rights herein conferred are granted subject to this reservation.

TWELFTH: The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, the undersigned has signed this Ninth Amended and Restated Certificate of Incorporation on June 10, 2014.

/s/ Allen Huang
Name: Allen Huang Title: Assistant Secretary